EXHIBIT 10.107

ROTH 401(k) AMENDMENT

ARTICLE I

PREAMBLE

1.1

Adoption and effective date of amendment. This amendment of the Plan is adopted to reflect Code Section 402A, as enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of Code Section 402A and guidance issued thereunder, and this amendment shall be interpreted in a manner consistent with such guidance. This amendment shall be effective as of the date selected below.

1.2	Supersession of inconsistent provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

ARTICLE II

ADOPTION AGREEMENT ELECTIONS

2.1	Effective Date. Roth Elective Deferrals are permitted under the Plan as of March 1, 2006.

2.2	Hardship Distributions. If the Plan permits hardship distributions of Elective Deferrals, may a Participant receive a hardship distribution of Roth Elective Deferrals?

a.	[ ]	N/A. The Plan does not permit hardship distributions of Elective Deferrals.
b.	[X]	No, Roth Elective Deferrals may not be withdrawn for a hardship.
c.	[ ]	Yes, Roth Elective Deferrals may be withdrawn for a hardship subject to the same conditions that apply to Pre-tax Elective Deferrals.

2.3

In-Service Distributions. If the Plan permits in-service distributions, other than hardship distributions, may a Participant receive an in-service distribution of the Participant's Roth Elective Deferral account?

a.	[ ]	N/A. The Plan does not permit in-service distributions (other than hardship distributions, if otherwise permitted).
b.	[X]	No, the Roth Elective Deferral account may not be withdrawn as part of an in-service distribution.
c.	[ ]	Yes, a Participant may receive an in-service distribution from the Roth Elective Deferral account subject to the following conditions (select only one):

1.	[ ]	The distribution must satisfy the same conditions that apply to in-service distributions from the Pre-tax Elective Deferral account.
2.	[ ]

The distribution must satisfy the same conditions that apply to in-service distributions from the Pre-tax Elective Deferral account and the distribution must be a "qualified distribution" within the meaning of Code Section 402A(d)(2).

ARTICLE III

ROTH ELECTIVE DEFERRALS

3.1

Roth Elective Deferrals are permitted. The Plan's definitions and terms shall be amended as follows to allow for Roth Elective Deferrals as of the effective date entered at 2.1. Roth Elective Deferrals shall be treated in the same manner as Elective Deferrals for all Plan purposes except as provided in Article II of this amendment. The Employer may, in operation, implement deferral election procedures provided such procedures are communicated to Participants and permit Participants to modify their elections at least once each Plan Year.

3.2	Elective Deferrals. For years beginning after 2005, the term "Elective Deferrals" includes Pre-tax Elective Deferrals and Roth Elective Deferrals.

3.3

Pre-Tax Elective Deferrals. "Pre-Tax Elective Deferrals" means a Participant's Elective Deferrals which are not includible in the Participant's gross income at the time deferred and have been irrevocably designated as Pre-Tax Elective Deferrals by the Participant in his or her deferral election. A Participant's Pre-Tax Elective Deferrals will be separately accounted for, as will gains and losses attributable to those Pre-Tax Elective Deferrals.

3.4

Roth Elective Deferrals. "Roth Elective Deferrals" means a Participant's Elective Deferrals that are includible in the Participant's gross income at the time deferred and have been irrevocably designated as Roth Elective Deferrals by the Participant in his or her deferral election. A Participant's Roth Elective Deferrals will be separately accounted for, as will gains and losses attributable to those Roth Elective Deferrals. However, forfeitures may not be allocated to such account. The Plan must also maintain a record of a Participant's investment in the contract (i.e., designated Roth contributions that have not been distributed). Roth Elective Deferrals are not considered Employee Contributions for Plan purposes.

3.5

Ordering Rules for Distributions. The Administrator operationally may implement an ordering rule procedure for withdrawals (including, but not limited to, hardship or other in-service withdrawals) from a Participant's accounts attributable to Pre-Tax Elective Deferrals or Roth Elective Deferrals. Such ordering rules may specify whether the Pre-Tax Elective Deferrals or Roth Elective Deferrals are distributed first. Furthermore, such procedure may permit the Participant to elect which type of Elective Deferrals shall be distributed first.

3.6

Corrective distributions attributable to Roth Elective Deferrals. For any Plan Year in which a Participant may make both Roth Elective Deferrals and Pre-Tax Elective Deferrals, the Administrator operationally may implement an ordering rule procedure for the distribution of Excess Deferrals (Code Section 402(g)), Excess Contributions (Code Section 401(k)), Excess Aggregate Contributions (Code Section 401(m)), and Excess Annual Additions (Code Section 415). Such ordering rules may specify whether the Pre-Tax Elective Deferrals or Roth Elective Deferrals are distributed first, to the extent such type of Elective Deferrals was made for the year. Furthermore, such procedure may permit the Participant to elect which type of Elective Deferrals shall be distributed first.

3.7

Loans. If Participant loans are permitted under the Plan, then the Administrator may modify the loan policy or program to provide limitations on the ability to borrow from, or use as security, a Participant's Roth Elective Deferral account. Similarly, the loan policy or program may be modified to provide for an ordering rule with respect to the default of a loan that is made from the Participant's Roth Elective Deferral account and other accounts under the Plan.

3.8

Operational Compliance. The Plan Administrator will administer Roth Elective Deferrals in accordance with applicable regulations or other binding authority not reflected in this amendment. Any applicable regulations or other binding authority shall supersede any contrary provisions of this amendment.

This amendment has been executed this 6th day of April, 2006.

Name of Plan: DOLLAR THRIFTY AUTOMOTIVE GROUP, INC. RETIREMENT SAVINGS PLAN

Name of Employer: DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:	/s/ Richard P. Halbrook EMPLOYER	Date signed: 4/6/06